IMPORTANT



     THE ITALY FUND INC. has not yet received your proxy. Because insufficient proxies were received, the Meeting of Shareholders of the Fund has been adjourned until June 2, 1995 at 9:00 a.m. to vote on Proposals 3 through 6, as described in the proxy materials previously provided to you. The meeting will be held at 388 Greenwich Street, New York, New York.


                   YOUR VOTE IS IMPORTANT


     Please sign, date and mail the enclosed proxy immediately. It is important that you vote now so that your Fund will not have to bear the unnecessary expense of another solicitation of proxies.